                            Dated September 13, 2002


                           GOLDEN STAR RESOURCES LTD.
                                 as the Sponsor

                                       and

                          STANDARD BANK LONDON LIMITED
                             as the Security Trustee





                     --------------------------------------

                                SUPPORT AGREEMENT
                                       for
                               WASSA GOLD PROJECT
                     --------------------------------------









                            Mayer, Brown, Rowe & Maw
                                11 Pilgrim Street
                                 London EC4V 6RW

                               TABLE OF CONTENTS


                                                                                      PAGE

1.      DEFINITIONS AND INTERPRETATIONS..................................................1

2.      GUARANTEE AND INDEMNITY..........................................................6

3.      REPRESENTATIONS AND WARRANTIES...................................................9

4.      UNDERTAKINGS OF THE SPONSOR.....................................................17

5.      NEGATIVE COVENANTS..............................................................22

6.      ACKNOWLEDGMENTS AND CONSENTS OF THE SPONSOR.....................................25

7.      STEP-IN AND STEP-OUT RIGHTS.....................................................26

8.      MISCELLANEOUS PROVISIONS........................................................27

9.      GOVERNING LAW AND SUBMISSION TO JURISDICTION....................................35



SCHEDULE 1       Disclosure Schedule

SCHEDULE 2       Form of Compliance Certificate

SCHEDULE 3       Payment Notice

THIS SUPPORT AGREEMENT (as amended, modified or supplemented from time to time, this "AGREEMENT"), dated September 13, 2002, made between:

(1) GOLDEN STAR RESOURCES LTD., a company amalgamated and continuing under the federal laws of Canada (the "SPONSOR"); and

(2) STANDARD BANK LONDON LIMITED in its capacity as security trustee for the Finance Parties (in such capacity the "SECURITY TRUSTEE").

WHEREAS:

(A) pursuant to the Loan Agreement, the Lenders have agreed to make certain loans available to the Borrower on the terms and conditions of the Loan Agreement;

(B) the Sponsor owns, indirectly, a majority of the outstanding share capital of the Borrower; and

(C) the Sponsor has determined that the execution, delivery and performance of this Agreement are within its corporate powers and in its best interests, and have been duly authorised.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Lenders to make or participate in the Loan to the Borrower pursuant to the Loan Agreement and to enter into the transactions contemplated thereby, the Sponsor agrees, with the Security Trustee, as follows:

1.  DEFINITIONS AND INTERPRETATIONS

1.1     DEFINITIONS

        The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings:

        "ADDRESS FOR NOTICES" is defined in Clause 8.8;

        "AGREEMENT" is defined in the preamble;

        "BARNEX AGREEMENT" means the Share Sale Agreement between the Sponsor and Barnato Exploration Limited dated June 21, 2001.

        "COMMON TERMS AGREEMENT" means that certain agreement, dated June 26, 2002, as amended, modified or supplemented from time to time among (1) Wexford Goldfields Limited, as the borrower, (2) the other Obligors party thereto from time to time, (3) Standard Bank London Limited, as the facility agent and the security trustee, and (4) The Law Debenture Trust Corporation p.l.c., as the initial Royalty Holder;

        "COMPLIANCE CERTIFICATE" means a certificate duly executed by an Authorised Representative of the Sponsor in the form annexed as Schedule 2;

        "CURRENT ASSETS" means, in respect of the Sponsor, the sum of its inventory, trade receivables and other receivables including sundry debtors (falling due within 12 months);

        "CURRENT LIABILITIES" means, in respect of the Sponsor, the sum of all its consolidated liabilities falling due within 12 months;

        "DISCLOSURE SCHEDULE" means the disclosure schedule attached hereto as
        Schedule 1;

        "DISPUTE" is defined in Clause 9.2(a);

        "EFFECTIVE DATE" is defined in Clause 8.7;

        "ENVIRONMENTAL REVIEW STANDARDS" is defined in Clause 3.15(a);

        "EXCLUDED OBLIGATIONS" means all Obligations of the Borrower under the Asset Sale Agreements (excluding any such Obligations arising pursuant to Clauses 4.1 and of the Asset Sale Agreement, dated 1 March , 2002 and/or Clauses 4.1(a) and 4.2 of the Asset Sale Agreement, dated 15 March, 2002);

        "FACILITY A COMMITMENT" has the meaning given to it in the Loan
        Agreement;

        "FACILITY A OUTSTANDINGS" has the meaning given to it in the Loan Agreement;

        "FINANCIAL INDEBTEDNESS" means any indebtedness in respect of or arising under or in connection with:

        (a)    moneys borrowed (including overdrafts); or

        (b) money raised including any debenture, bond (other than a performance bond issued in the ordinary course of trading by one member of the Group in respect of the obligations of another member of the Group), note or loan stock or other similar instrument; or

        (c)    any acceptance or documentary credit; or

        (d) receivables sold or discounted (otherwise than on a non-recourse basis); or

        (e) the acquisition cost of any asset to the extent unconditionally payable (except for any condition relating to time of payment) after the time of acquisition or possession by the person liable as principal obligor for the payment thereof where the deferred payment is arranged primarily as a method of raising finance or financing or refinancing the acquisition of the asset acquired (but not including any royalty payment obligation pursuant to a Royalty Agreement or the Barnex Agreement); or

        (f) the sale price of any asset to the extent paid before the time of sale or delivery by the person liable to effect such sale or delivery where the advance payment is arranged primarily as a method of raising finance or financing or refinancing the manufacture, assembly, acquisition or holding of the asset to be sold; or

        (g) finance leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance leases in accordance with GAAP (but not including liabilities under operating leases); or

        (h) any agreement for managing or hedging currency and/or interest rate and/or commodity risk provided that where such agreement provides for netting to occur this paragraph (h) shall include the net amount of the payment obligation outstanding from the relevant member of the Group thereunder after such netting-off has occurred; or

        (i) the amount payable under any put option or other arrangement whereby any member of the Group is liable, at the request of a third party, to purchase share capital or other securities issued by it or any other member of the Group; or

        (j) the amount payable by any member of the Group in respect of the redemption of any share capital or other securities issued by it or any other member of the Group (if the share capital or other securities are redeemable at the option of their holder or if the relevant member of the Group is otherwise obliged to redeem them); or

        (k) amounts raised under any other transaction required to be accounted for as a borrowing; or

        (l) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive of this definition,

        and so that, where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation;

        "GUARANTEED OBLIGATIONS" means all Liabilities of the Borrower now or hereafter existing (excluding any Liability in respect of any Excluded Obligations);

        "INDEMNIFIED LIABILITIES" is defined in Clause 8.10;

        "INDEMNIFIED PARTIES" is defined in Clause 8.10;

        "INTEREST" means interest and amounts in the nature of interest paid or payable in respect of any Financial Indebtedness of any member of the Group excluding any interest paid or payable on Financial Indebtedness between any member of the Group and any other member of the Group but including, without limitation:

        (a)    the interest element of finance leases;

        (b) discount and acceptance fees payable (or deducted) in respect of any Financial Indebtedness;

        (c) fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and which is issued by a third party on behalf of a member of the Group;

        (d) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

        (e) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness (but excluding any fees payable in relation to any borrowing for arranging such borrowing and which are paid at the commencement of such borrowing);

        "MATERIAL AGREEMENTS" is defined in Clause 3.20;

        "NET WORTH" means (in each case calculated at the end of each quarter):

        (a) the stated share capital fully paid up and the additional paid in capital of the Group; plus

        (b) the aggregate amount standing to the credit of the Group's consolidated capital and revenue reserves (including any share premium account and capital redemption reserve fund); plus or minus

        (c) the amount standing to the credit or debit, as the case may be, of the consolidated profit and loss account of the Group; less

        (d) any dividend or other distribution declared, recommended or made by any Group Member to the extent such distribution is not provided for in such accounts; less

        (e) the amount of any writing up of the book value of any assets of any Group Member after the Effective Date or, in the case of a company becoming a subsidiary after the Effective Date, after the date of its becoming a subsidiary; less

        (f) the amount of any sums required to be set aside for taxation payable by any Group Member and not provided for in such accounts; less (if not already deducted)

        (g)    any amount attributable to minority interests; less

        (h) any amount attributable to goodwill or other intangible assets of the Group but after adding back any amortised goodwill;

        "OPERATING CASH FLOW" means the net cash provided by the operating activities of the Group after adding back interest expense, in each case determined in accordance with GAAP;

        "PARTY" means a party to this Agreement;

        "PAYMENT CURRENCY" is defined in Clause 8.14(a)(i);

        "PAYMENT NOTICE" means a notice substantially in the form of Schedule 3 hereto;

        "PROCESS AGENT" is defined in Clause 9.6(a);

        "RELEVANT CURRENCY" is defined in Clause 8.14(a)(i);

        "SEC" means the U.S. Securities and Exchange Commission;

        "SECURITY TRUSTEE" is defined in the preamble;

        "SPONSOR" is defined in the preamble;

        "STEP-IN DATE" means the date specified in the Step-in Notice as the date for assumption of the obligations of the Borrower under the Management Agreement;

        "STEP-IN NOTICE" means a written notice served by the Security Trustee on the Sponsor pursuant to Clause 7.1;

        "STEP-IN PERIOD" means the period from (and including) the Step-in Date to (and excluding) the earlier of:

        (a)    the Step-out Date; and

        (b)    the date which is one year after the Step-in Date.

        "STEP-OUT DATE" means the date specified in the Step-out Notice as the date for the termination of the obligations of the Substitute Entity under the Management Agreement;

        "STEP-OUT NOTICE" means a written notice served by the Security Trustee or a Substitute Entity pursuant to Clause 7.5;

        "SUBSTITUTE ENTITY" means the person appointed by the Security Trustee for the purposes of assuming the rights and obligations of the Borrower under the Management Agreement;

        "SUSPENSION PERIOD" has the meaning provided in Clause 5.9;

        "TAX CREDIT" is defined in Clause 8.12;

        "TAX PAYMENT" is defined in Clause 8.12; and

        "TAXES" is defined in Clause 8.11(a).

        "TERMINATION ACTION" has the meaning provided in Clause 5.9;

        "TERMINATION DATE" means the later of:

        (a)    the Discharge Date;

        (b) the date on which all Liabilities to each Finance Party have been irrevocably and fully discharged; and

        (c) the date on which the last shipment of Gold has occurred and the Mine has been closed in accordance with the Development Plan.

        "TERMINATION NOTICE" means a written notice served by the Sponsor on the Security Trustee pursuant to Clause 5.9.

1.2     INTERPRETATION.

        Unless a clear contrary intention appears, this Agreement shall be construed and interpreted in accordance with the provisions set forth below:

        (a) the parties hereto intend that this Agreement shall take effect as a deed.

        (b) capitalised terms used but not defined in this Agreement (including the preamble hereto) have the same meanings as in the Common Terms Agreement; and

        (c) this Agreement is a Finance Document and shall be interpreted and construed in accordance with the terms and provisions of the Common Terms Agreement (including Clauses 1.2 to 1.5 thereof which are hereby incorporated into this Agreement with all necessary consequential changes).

2.  GUARANTEE AND INDEMNITY

2.1     GUARANTEE AND INDEMNITY

        The Sponsor hereby irrevocably and unconditionally:

        (a) guarantees to each Finance Party the due and punctual observance and performance of all the Guaranteed Obligations and agrees to pay to the Security Trustee on demand the Guaranteed Obligations which shall not have been paid by the Borrower at the time such demand is made; and

        (b) agrees as a primary obligation to indemnify each Finance Party on demand by the Security Trustee from and against any cost, loss or liability incurred or suffered by such Finance Party as a result of any of the Guaranteed Obligations being or becoming void, voidable, unenforceable, invalid, illegal or ineffective as against the Borrower for any reason whatsoever, whether or not known to such Finance Party or any other person. The amount of such cost, loss or liability shall be the amount which such Finance Party would otherwise have been entitled to recover from the Borrower.

2.2     ADDITIONAL SECURITY

        The obligations of the Sponsor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any of the Guaranteed Obligations and shall not be prejudiced in any way by any such security.

2.3     RELEASE OF OBLIGATIONS

        The obligations of the Sponsor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and in particular, but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of any of the Guaranteed Obligations and shall continue in full force and effect; provided, however, that the Sponsor's obligations pursuant to Clause 2.1 shall (subject to Clause 2.10) cease on the earlier of:

        (a) the Release Date (other than in respect of any demand for payment made prior to the Release Date); and

        (b) the date on which all of the Facility A Outstandings, together with all interest thereon and any costs in relation thereto for which the Borrower is liable pursuant to any Finance Document shall have been irrevocably and unconditionally paid and discharged in full and the Lenders shall be under no further obligations to advance funding pursuant to the Loan Agreement.

2.4     RIGHTS NOT AFFECTED

        Neither the obligations of the Sponsor herein contained nor the rights, powers and remedies conferred in respect of the Sponsor upon the Finance Parties by this Agreement (whether pursuant to this Clause 2 or otherwise) or by law shall be discharged, impaired or otherwise affected by:

        (a) the winding-up or dissolution of the Borrower or any change in the Borrower's status, function, control or ownership;

        (b) any of the Guaranteed Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

        (c) time or other indulgence being granted or agreed to be granted to the Borrower or any other person in respect of the Guaranteed Obligations;

        (d) any amendment to, or any variation, waiver or release of, any Guaranteed Obligation except if, and to the extent that, the obligations of the Borrower are actually expressly reduced with the consent of the Finance Parties;

        (e) the taking, variation, compromise, exchange, renewal or release of or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any other person or any non-presentation or any instrument or any failure to realise the full value of any security;

        (f) any other act, event or omission which, but for this Clause 2.4, might operate to discharge, impair or otherwise affect any of the obligations of the Sponsor herein contained or any of the rights, powers or remedies conferred upon the Finance Parties by this Agreement or by law; or

        (g) any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of the Borrower or any other person.

2.5     CONDITIONAL SETTLEMENT

        Any settlement or discharge between the Sponsor and any Finance Party shall be conditional upon no security or payment to such Finance Party by any Obligor or any other person on behalf of any Obligor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, if any such security or payment is so avoided or reduced the liability of each Obligor shall continue as if the settlement or discharge had not occurred and each Finance Party shall be entitled to recover the value or amount of such security or payment from the Sponsor subsequently as if such settlement or discharge had not occurred.

2.6     RETENTION OF GUARANTEE

        The Security Trustee may following repayment of all of the Guaranteed Obligations in its absolute discretion retain an original counterpart of this Agreement for a period of 25 months after the Guaranteed Liabilities shall have been paid and discharged in full. If at any time within that period of 25 months a petition is presented to a competent court for a winding-up or administration order to be made in respect of any of the Obligors or steps are taken to wind up any of the Obligors voluntarily, then the Security Trustee may continue to retain an original counterpart of this Agreement for such further period as the Security Trustee in its absolute discretion shall determine.

2.7     NO OBLIGATION TO TAKE ACTION

        No Finance Party shall be obliged and the Sponsor waives any rights it may have of first requiring any Finance Party, before exercising any of the rights, powers or remedies conferred upon it in respect of the Sponsor by this Agreement or by law:

        (a)    to make any demand of any Obligor;

        (b) to take any action, obtain judgment in any court against or otherwise exhaust its remedies against any Obligor;

        (c) to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

        (d) to enforce or seek to enforce any other security taken in respect of any of the Guaranteed Obligations.

        This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.8     SPONSOR NOT TO TAKE ACTION

        The Sponsor agrees that, so long as any of the Guaranteed Obligations are or may be owed by the Borrower, or the Borrower is under any actual or contingent obligations in connection therewith, the Sponsor shall not exercise any rights which the Sponsor may at any time have by reason of performance by it of its obligations hereunder:

        (a) to be indemnified by or to seek reimbursement from the Borrower; and/or

        (b) to claim any contribution from any other guarantor of the Guaranteed Obligations; and/or

        (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Finance Party hereunder or of any other security taken pursuant to, or in connection with, the Common Terms Agreement or any other Finance Document by any Finance Party.

2.9     SUSPENSE ACCOUNT

        If the Borrower is wound up, goes into liquidation, becomes bankrupt or makes any composition or arrangement with its creditors, neither the existence of the guarantee or indemnity contained in this Clause 2, the rights of any Finance Party pursuant to Clause 4, nor any monies received or recovered by any Finance Party pursuant to this Clause 2 or Clause 4 shall impair the right of such Finance Party to prove in such winding up, liquidation, bankruptcy, composition or arrangement for the total amount due from the Borrower and, to this end or so as to preserve intact the obligations of any person answerable for any part of such total amount, any Finance Party may at any time and after any such event takes place and, for so long as such Finance Party thinks fit prior to satisfaction in full of each of the Sponsor's obligations under this Agreement, keep any monies received or recovered under this Agreement in a separate or suspense account, in such name as such Finance Party thinks fit, without any intermediate obligation on the part of such Finance Party to apply the same in or towards discharge of any part of such total amount.

2.10    LIMITATION OF LIABILITY

        The Sponsor's liability pursuant to this Deed shall be limited to:

        (a) in respect of Clause 2.1, the Facility A Outstandings from time to time, together with accrued and unpaid interest thereon and any cost incurred by any Finance Party in relation thereto for which the Borrower is liable pursuant to Clause 15.3 of the Common Terms Agreement; and

        (b) in each other case, any loss suffered by any Finance Party as a result of a breach by the Sponsor of any of its obligations pursuant to this Deed.

3.  REPRESENTATIONS AND WARRANTIES

3.1     MAKING OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties set forth in this Clause shall be made:

        (a)    on the date of this Agreement;

        (b) upon the delivery of each Utilisation Request delivered on or after the New Ownership Date;

        and shall be deemed to have been made on:

        (c) each Utilisation Date on or after the New Ownership Date (both immediately before and immediately after the application of the proceeds of the relevant Loans);

        (d)    the New Ownership Date;

        (e)    the Economic Completion Date;

        (f)    the Release Date;

        (g) any date on which any person grants further security pursuant to any Finance Document on or after the New Ownership Date;

        (h) any date the Borrower enters into a Royalty Agreement other than the First Royalty Agreement;

        (i) any date when any person accedes to or becomes party to any Finance Document as an Obligor on or after the New Ownership Date; and

        (j) on the last day of each twelve monthly period ending after the New Ownership Date;

        provided, however, that no such representation or warranty (other than those in Clauses 3.13, 3.14, 3.18) shall be made, or deemed to be made, at any time after the Release Date.

3.2     ORGANISATION, POWER, AUTHORITY, ETC

        The Sponsor:

        (a) is duly qualified to do business and is in good standing (where such concept is applicable) as a foreign company in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify would have a Materially Adverse Effect on it;

        (b) has full power and authority, and holds all requisite Approvals, to own and hold under lease its property, to sue and to be sued in its own name and to conduct its business substantially as currently conducted by it; and

        (c) has full power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents executed or to be executed by it.

3.3     DUE AUTHORISATION; NON-CONTRAVENTION

        The execution and delivery by the Sponsor of this Agreement and each other Operative Document executed or to be executed by it and the performance by it of its obligations hereunder and thereunder:

        (a) has been duly authorised by all necessary corporate action on its part and do not require any Approval, except where failure to obtain such Approval could not lead to a Materially Adverse Effect with respect to the Sponsor;

        (b) do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Requirement of Law or Approval binding on it, except where such conflict, violation or default could not lead to a Materially Adverse Effect with respect to the Sponsor;

        (c) will not result in or require the creation or imposition of any lien on any of its properties pursuant to the provisions of any Contractual Obligation); and

        (d) will not cause any borrowing, negative pledge or other limitation on it or the powers of the directors or other officers of the Sponsor to be exceeded.

3.4     VALIDITY, ETC

        This Agreement constitutes, and each other Operative Document executed or to be executed by the Sponsor constitutes, or on the due execution and delivery by it thereof will constitute, the legal, valid, and binding obligation of the Sponsor enforceable against it in accordance with its terms (subject, as to enforcement, to bankruptcy and insolvency laws and other similar laws of applicability to creditors generally and to general equitable principles).

3.5     LEGAL STATUS; NO IMMUNITY

        Neither the Sponsor nor any of its properties or revenues enjoys any right of immunity from suit, set-off, attachment, execution, attachment, judgment or other legal process in respect of the Sponsor's obligations under any of the Operative Documents to which it is a party.

3.6     FINANCIAL INFORMATION

        All balance sheets and all statements of profit and loss and cash flow and all other financial information relating to the Sponsor which has been furnished by or on behalf of the Sponsor to a Finance Party for the purposes of or in connection with any Finance Document or any transaction contemplated thereby, including the most recent consolidated balance sheet of the Sponsor filed with the U.S. Securities and Exchange Commission, and the related consolidated statements of profit and loss and cash flow of the Sponsor have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial position of the Sponsor as at the dates thereof and the results of its operations for the periods then ended. The Borrower does not have any material contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments (in each case incurred on or after the New Ownership Date) which are not reflected in the financial statements described in this Clause or in the notes thereto.

3.7     ABSENCE OF DEFAULT

        (a) The Sponsor is not in default in the payment of (or in the performance of any material obligation applicable to) any indebtedness;

        (b) No Default is outstanding or would result (or has resulted) from the making of any Loan; and

        (c) The Sponsor is not in default under any material provision of any Operative Document to which it is party, any material Requirement of Law or the terms or conditions upon which any Approval has been granted.


3.8     LITIGATION, ETC.

        There is no pending or, to the knowledge of the Sponsor, threatened litigation, arbitration, employment dispute or governmental investigation or proceeding against the Sponsor or to which any of its business, operations, properties, assets (including the Mine), revenues or prospects is subject which, if adversely determined, could reasonably have a Materially Adverse Effect with respect to the Sponsor. In the case of any litigation so disclosed, there has been no development in such litigation since the Effective Date which could reasonably have a Materially Adverse Effect with respect to the Sponsor.

3.9     MATERIALLY ADVERSE EFFECT

        Since the New Ownership Date, there have been no occurrences which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect with respect to the Sponsor.

3.10    BURDENSOME AGREEMENTS

        The Sponsor is not a party or subject to any Contractual Obligation or Organic Document which has or may reasonably be expected to have a Materially Adverse Effect on it.

3.11    TAXES AND OTHER PAYMENTS

        The Sponsor has:

        (a) except as disclosed in filings made with the SEC, filed all tax returns and reports required by Applicable Law to have been filed by it; and

        (b) paid all taxes and governmental charges due and owing and all claims for sums due for labour, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its business and no claim for the same exists except as permitted hereunder, except any such taxes, charges or amounts:

               (i) in respect of which the relevant invoice or demand for payment was issued not more than 120 days prior to the payment thereof (and in respect of which the Sponsor will pay prior to the end of such period); or

               (ii) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

3.12    SUBSIDIARIES

        As at the New Ownership Date, the Sponsor has no subsidiaries other than those referred to in Item 1 ("SUBSIDIARIES") of the Disclosure Schedule.

3.13    PROJECT DOCUMENTS

        (a) Except as disclosed in writing and agreed to by the Security Trustee, each of the Project Documents to which the Sponsor is a party is:

               (i)    in full force and effect;

               (ii) enforceable by the Sponsor against all other parties thereto in accordance with its terms (subject, as to enforcement, to bankruptcy and insolvency laws and other laws of applicability generally and to general equitable principles); and

               (iii) in the form previously or concurrently delivered to the Facility Agent or the Security Trustee pursuant to the relevant Finance Document.

        (b) All material performance required under each Project Document of the Sponsor (and, to the best of the knowledge of the Sponsor, of each other party) has occurred (except performance required by any relevant Project Document to be performed at a later date), and no default (however denominated or described) in the performance of the obligations of the Sponsor (or, to the best of the knowledge of the Sponsor, of any other party) under any Project Document to which the Sponsor is a party has occurred and is continuing.

3.14    ADEQUACY OF INFORMATION

        The Sponsor represents and warrants that:

        (a) the factual statements contained (or if not yet provided to any Finance Party, will contain when so provided) in each of the Development Plan, Environmental Impact Statement and Insurance Summary, based upon the assumptions stated therein, have been or will be prepared with due care, are true and correct in all material respects and do not and will not omit to state any information or fact the omission of which might render any conclusion or statement contained in any such document misleading in any material respect;

        (b) the Development Plan contains (or if not yet provided to any Finance Party, will contain when so provided) summary descriptions of the Project Assets and the Project and the operation of the Mine as proposed to be conducted throughout the Project Period;

        (c) the Environmental Impact Statement, the Technical Review and the Insurance Summary contain (or if not yet provided to any Finance Party, will contain when so provided) summary descriptions of the environmental, technical and insurance aspects respectively of the Project Assets and the Project and the operation of the Mine as now conducted and as proposed to be conducted throughout the Project Period; and

        (d) the financial projections, estimates and other expressions of view as to future circumstances contained (or if not yet provided to any Finance Party, will contain when so provided) in the Development Plan are fair and reasonable and, to the best of the Sponsor's knowledge, have been (or, if not yet provided, will be when provided) arrived at after reasonable enquiry and have been made in good faith by the persons responsible therefor.

3.15    ENVIRONMENTAL WARRANTIES

        The Sponsor represents and warrants that:

        (a) all facilities and property (including underlying groundwater) owned, operated, leased or utilised by any Obligor or, so far as such Obligor is aware having made enquiry, any other Project Party (in each case) in connection with the Project have been (from the New Ownership Date), and will continue to be (including from the date of delivery of the initial Environmental Impact Statement pursuant to Clause 2.2(a) of the Common Terms Agreement), owned, operated, leased or utilised by such person in compliance with the standards set out in, referred to or utilised by the Environmental Impact Statement (the "ENVIRONMENTAL REVIEW STANDARDS") and in compliance with all Environmental Laws except where any failure to so comply:

               (i) would not reasonably be expected to have a Materially Adverse Effect with respect to such Obligor; or

               (ii) has not resulted in, and would not reasonably be likely to result in, any action being taken by any Governmental Agency or any other person;

        (b) there has not been since the New Ownership Date any past, and there are no pending or, to its knowledge, threatened:

               (i) claims, complaints, notices or requests for information received by it or, so far as it is aware, having made reasonable enquiry, any other Project Party in connection with the Project with respect to any alleged violation of Environmental Review Standards or any Environmental Law; or

               (ii) claims, complaints, notices or inquiries to it, or so far as it is aware having made reasonable enquiry, such Project Party in connection with the Project regarding potential liability under any Environmental Review Standard or Environmental Law;

        (c) since the New Ownership Date there have been no releases or emissions of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Borrower or, so far as the Sponsor is aware having made enquiry, any other Project Party in connection with the Project that, singly or in the aggregate, have, or may reasonably be expected to have, a Materially Adverse Effect with respect to it;

        (d) since the New Ownership Date the Borrower, and so far as it is aware having made enquiry, each other Project Party has been issued with, and is in compliance with, all Environmental Review Standards and Approvals relating to environmental matters which are necessary or advisable for the Project except where any failure to so comply:

               (i) would not reasonably be expected to have a Materially Adverse Effect with respect to it; or

               (ii) has not resulted in, and would not reasonably be likely to result in, any action being taken by any Governmental Agency or any other person;

        (e) since the New Ownership Date no property now or previously owned, operated or leased by the Borrower is listed or, to its knowledge, proposed for listing on any governmental or regulatory list of sites requiring investigation or clean-up;

        (f) there have not been since the New Ownership Date any underground or above-ground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned on or after the New Ownership Date, operated or leased on or after the New Ownership Date by the Borrower that, singly or in the aggregate, could reasonably be expected to have, a Materially Adverse Effect with respect to the Borrower;

        (g) since the New Ownership Date the Borrower has not and, so far as the Borrower is aware having made reasonable enquiry no other Project Party has, directly transported or directly arranged for the transportation of any Hazardous Material in connection with the Project which may lead to material claims against the Borrower for any remedial work, damage to natural resources or personal injury;

        (h) there have not been since the New Ownership Date any polychlorinated biphenyls or friable asbestos present at any property now or previously owned on or after the New Ownership Date, operated or leased on or after the New Ownership Date by the Borrower or, so far as the Borrower is aware having made reasonable enquiry, any other Project Party in connection with the Project that, singly or in the aggregate, could reasonably be expected to have, a Materially Adverse Effect with respect to the Borrower; and

        (i) there have not been since the New Ownership Date any conditions that exist at, on or under any property now or previously owned, leased, operated, licensed or used in each case on or after the New Ownership Date by the Borrower or any other Project Party in connection with the Project which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Review Standard or Environmental Law that, individually or in the aggregate, has, or could reasonably be expected to have, a Materially Adverse Effect with respect to the Borrower.

3.16    PARI PASSU

        The payment Obligations of the Sponsor under each Finance Document to which it is a party rank at least pari passu in right of payment with all of the Sponsor's other unsecured indebtedness, other than any such indebtedness which is preferred by mandatory provisions of Applicable Law or as set out in any Finance Document.

3.17    ROYALTIES, ETC.

        Other than as disclosed in Item 2 ("ROYALTY AGREEMENTS") of the Disclosure Schedule, neither the Mine nor the Borrower's interest therein is subject to any royalty, net smelter return obligation, net profit payment or similar arrangement.

3.18    MANAGEMENT OF MINE

        The Borrower has sole responsibility for the construction, operation and management of the Mine and has not and does not propose to enter into any agreement for any third party to construct, operate or manage all or part of the Mine, except as provided in any Project Document.

3.19    SOLVENCY

        The Sponsor is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or within the meaning of any equivalent legislation in its place of incorporation or in any place in which it carries on its business or its assets are located.

3.20    MATERIAL AGREEMENTS

        The Borrower has provided to the Facility Agent and the Security Trustee certified copies of all Instruments which are Material Agreements or otherwise material or reasonably likely to be material to:

        (a) any Finance Party's decision to enter into the Finance Documents to which it becomes a party on or after the New Ownership Date and, in the case of any other Obligor to which it becomes a party at any time;

        (b)    the Project; or

        (c) any Obligor's rights and obligations pursuant to any Operative Document,

        and each such Instrument in existence as at the date hereof and on the New Ownership Date is listed under Item 3 ("MATERIAL AGREEMENTS") of the Disclosure Schedule.

3.21    REGISTRATION

        It is not necessary or advisable that this Agreement or any other Operative Document to which the Sponsor is a party be filed, registered, recorded or enrolled with any court, public office or other authority in any jurisdiction or that any stamp, documentary, registration or similar tax or duty be paid on or in relation to this Agreement or any other such Operative Document.

3.22    LEASES

        The Borrower has acquired all leases of real property and other rights of whatever nature necessary for the present and proposed conduct of its business and the carrying out of the Project.

3.23    ISSUE OF SHARES

        There are no agreements or arrangements in force (in the case of the Borrower, on or after the New Ownership Date) which provide for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the

        Borrower or the Holding Company (including any option or right of pre-emption or conversion).

3.24    SPECIAL PURPOSE VEHICLE

        The Borrower has not traded (on or after the New Ownership Date) or incurred any liabilities (on or after the New Ownership Date) other than in connection with its participation in the transactions contemplated in the Operative Documents.

3.25    TAX STATUS

        The Borrower is and has been since the New Ownership Date a company resident in Ghana and, except as stated in the Deed of Warranty, is subject to Applicable Laws relating to taxation.

4.  UNDERTAKINGS OF THE SPONSOR

4.1     CERTAIN AFFIRMATIVE COVENANTS

        The Sponsor agrees with each Finance Party that, on and from the New Ownership Date until (except in the case of Clauses 4.2(a) through 4.2(h), 4.5, 4.7 and 4.10) the Termination Date and (in the case of Clauses 4.2(a) through 4.2(h), 4.5, 4.7 and 4.10 below) until the earlier of:

        (a)    the Release Date; and

        (b) the date that all Guaranteed Obligations have been irrevocably and unconditionally paid and performed in full and the Lenders shall be under no further obligation to advance funds pursuant to the Loan Agreement, it will in each case perform its undertakings set forth in this Clause (and, where stated, cause each other Obligor to perform its obligations set forth below).

4.2     FINANCIAL INFORMATION, ETC.

        The Sponsor will furnish, or will cause to be furnished, to the Facility Agent (with copies for each Lender) copies of the following financial statements, reports and information in either hardcopy or digital format:

        (a) promptly when available, and in any event within 120 days after the close of each Fiscal Year of the Sponsor its audited financial statements for the prior Fiscal Year in the form submitted to the U.S. Securities and Exchange Commission on Form 10-K, and in each case reported on without Impermissible Qualification (other than an Impermissible Qualification which has the prior written consent of the Security Trustee acting on the instructions of the Secured Parties (acting reasonably);

        (b) promptly when available, and in any event within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year its unaudited financial statements for such Fiscal Quarter in the form submitted to the U.S. Securities and Exchange Commission on Form 10-Q;

        (c) on each of the Economic Completion Date, the Release Date and within 20 Business Days of each Calculation Date (other than the Economic Completion Date and the Release Date), a Compliance Certificate calculated as of the Economic Completion Date, the Release Date or such Calculation Date, as the case may be, indicating, inter alia, compliance with financial covenants set forth in Clause 5.3 on each Calculation Date coinciding with or scheduled to occur thereafter, together with such information concerning the calculations and assumptions used by the Sponsor in preparing such Compliance Certificate as the Security Trustee may (acting reasonably) request;

        (d) without prejudice to the provisions of Clause 7.1(g) or 7.1(h) of the Common Terms Agreement, the Sponsor will and will cause each other Obligor to furnish promptly upon the occurrence thereof copies of any Instrument, correspondence or other item of documentation amending, supplementing or otherwise modifying any material provision of any Project Document to which the Sponsor or such Obligor is a party and a detailed report of any departure from the performance by any party of any of its material obligations under any Project Document to which it is a party;

        (e) promptly upon receiving knowledge of the same, the Sponsor will furnish notice of the occurrence of any material default or event of default (however described but without prejudice to the provisions of Clause 7.1(g) or 7.1 (h) of the Common Terms Agreement) by any party under, or any other material change in or circumstance affecting, any of the Project Documents to which it is a party;

        (f) without limiting any other provision of this Clause, as soon as possible and in any event within three Business Days after the occurrence of any Default of which it becomes aware with respect to the Sponsor, the Sponsor will furnish a statement of its chief financial officer or other officer setting forth details of such Default and the action which the Sponsor has taken and proposes to take with respect thereto;

        (g) as soon as possible and in any event within five Business Days after:

               (i) the occurrence of any adverse development with respect to any litigation, arbitration, employment dispute, or governmental investigation or proceeding to which an Obligor is a party which could reasonably have a Materially Adverse Effect with respect to any Obligor; or

               (ii) the commencement of any material litigation, arbitration, employment dispute or governmental investigation or proceeding to which an Obligor is a party,

                the Sponsor will furnish to the Facility Agent notice thereof and copies of all documentation relating thereto;

        (h) without limiting any other provision of this Clause, the Sponsor as soon as possible and in any event within three Business Days after the Sponsor knows or has reason to know of the occurrence of any circumstance which could reasonably have a Materially Adverse Effect with respect to the Sponsor, furnish notice of such occurrence; and

        (i) the Sponsor will furnish such other information with respect to the financial condition, business, property, assets, revenues and operations of any Obligor as any Finance Party may from time to time reasonably request in connection with the Project or any of the Operative Documents.

4.3     COMPLIANCE WITH LAWS

        The Sponsor will comply in all material respects with all Applicable
Laws.

4.4     APPROVALS

        (a) The Sponsor will obtain, maintain in full force and effect, and comply in all respects with, all Approvals as may be required or advisable from time to time for the Sponsor to execute, deliver, perform and preserve its rights under any of the Operative Documents executed or to be executed by it in each case where failure to obtain, maintain in full force and effect and comply with such Approval which, may lead to a Materially Adverse Effect.

        (b) The Sponsor shall take all steps within its powers to obtain, maintain and when necessary renew all rights, powers, privileges, licences, consents, approvals and agreements the benefit of which it may enjoy from time to time and which may be of material benefit to it or the Project and defend any action, claim or other proceedings in any court or tribunal which may be brought against it by any person where failure to obtain, maintain, renew and defend such rights, powers, privileges, licences, consents, approvals or agreements may lead to a Materially Adverse Effect.

4.5     MAINTENANCE OF CORPORATE EXISTENCE

        The Sponsor will do and will cause to be done at all times all things necessary to maintain and preserve its corporate existence.

4.6     FOREIGN QUALIFICATION

        The Sponsor will do and will cause to be done at all times all things necessary to be duly qualified to do business and be in good standing (where such concept is relevant) as a foreign company or corporation in each jurisdiction where the nature of its business makes such qualification necessary.

4.7     PAYMENT OF TAXES, ETC.

        The Sponsor will pay and discharge, as the same may become due and payable, all taxes, assessments, fees and other governmental charges or levies against it or on any of its property, as well as claims of any kind or character (including claims for sums due for labour, material, supplies, personal property and services); provided, however, that the foregoing shall not require the Sponsor to pay or discharge any such tax, assessment, fee, charge, levy or claim:

        (a) in respect of which the relevant invoice or demand for payment was issued not more than 120 days prior to the payment thereof (and in respect of which the Sponsor has, upon request, demonstrated to the satisfaction of the Required Secured Parties that it will pay prior to the end of such period); or

        (b) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

4.8     PROVISION OF STAFF

        The Sponsor shall ensure that there are sufficient competent technical and management employees engaged in connection with the Mine and the Project for the operation, development and maintenance of the Mine substantially in accordance with (if effective) the Development Plan.

4.9     ENVIRONMENTAL COVENANTS

        (a) The Sponsor will, and will use all reasonable efforts to ensure that each other Project Party will:

               (i) use and operate the Mine, the Project Assets and all of the facilities and properties related thereto in compliance with, keep all Approvals relating to environmental matters in effect and remain in compliance with, and handle all Hazardous Materials in compliance with, the Environmental Review Standards and with all applicable Environmental Laws and Environmental Licences, the breach of which could reasonably be expected to lead to:

                      (x) any action being taken against the Sponsor or the Borrower or any other Project Party by any Governmental Agency or any other person; or

                      (y) a Materially Adverse Effect occurring with respect to the Sponsor or the Borrower; and

               (ii) immediately notify the Security Trustee and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of the facilities and properties related to the Mine and the Project Assets or compliance with the Environmental Review Standards or Environmental Laws or Environmental Licences relating to the Project in either case which could reasonably be expected to result in:

                      (x) any material action being taken against the Sponsor by any Governmental Agency or any other person; or

                      (y) a Materially Adverse Effect occurring with respect to the Borrower, and shall promptly cure any non-compliance which is the subject matter of any actions and proceedings relating to such Environmental Review Standards or Environmental Laws or Environmental Licences.

        (b)    Without prejudice to clause (a), the Sponsor shall:

               (i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licences and other authorisations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws or Environmental Licences where failure to so comply would reasonably be expected to result in:

                      (x) any action being taken against any Obligor by any Governmental Agency or any other person; or

                      (y) a Materially Adverse Effect with respect to any Obligor; and

               (ii) provide such information and certifications which any Finance Party may reasonably request from time to time to evidence compliance with this clause.

4.10    PARI PASSU

        The Sponsor will ensure that its payment Obligations under this Agreement and each other Finance Document to which it is a party rank at least pari passu in right of payment with all of the Sponsor's present and future other unsecured indebtedness, other than any such indebtedness which is preferred by mandatory provisions of Applicable Law or any Finance Document.

4.11    ACCURACY OF INFORMATION

        The Sponsor shall ensure that factual information hereafter furnished by or on behalf of the Sponsor or any other Obligor in writing to any Finance Party for the purposes of or in connection with any Finance Document or any transaction contemplated thereby will be true and accurate in all material respects on the date as of which such information is dated or certified and such information shall not be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

4.12    PROJECT DOCUMENTS

        The Sponsor undertakes to ensure that, except to the extent expressly permitted pursuant to this Agreement or any other Finance Document:

        (a) it will not enter into any Material Agreement without the prior written consent of the Security Trustee;

        (b) to the extent reasonably within its control, any other relevant Project Party observes their respective obligations under all Project Documents to which it is a party in all material respects;

        (c) it does not, other than with the prior written consent of the Security Trustee, abandon, settle, compromise or discontinue or become non-suited in respect of proceedings against any party in connection with any Project Document to which it is a party; and

        (d) it takes the action that a prudent, diligent and reasonable person would take to cause each party to a Project Document to which it is party to observe and perform its obligations in connection with that Project Document, and if that party defaults in the performance of those obligations to take the action that a prudent, diligent and reasonable person would take to enforce its resulting rights thereunder, unless the Security Trustee agrees otherwise in writing.

5.  NEGATIVE COVENANTS

5.1     CERTAIN NEGATIVE COVENANTS

        The Sponsor agrees with each Finance Party that on and from the New Ownership Date, until (except in the case of Clauses 5.9 through 5.13 which shall apply until the Termination Date) the earlier of:

        (a)    the Release Date; and

        (b) the date that all Guaranteed Obligations have been irrevocably and unconditionally paid and performed in full and the Lenders shall be under no further obligation to advance funds pursuant to the Loan Agreement, it will perform its obligations set forth in this Clause.

5.2     BUSINESS ACTIVITIES; ORGANIC DOCUMENTS; FISCAL YEAR

        (a) The Sponsor will not abandon or vary its principal business activity, being that of a mining and exploration company; provided, however, that such activity may be carried out directly or indirectly through any of its subsidiaries;

        (b) The Sponsor will not (without first promptly notifying the Security Trustee):

               (i) change, or permit any change to, its corporate name or to any material provision of its Organic Documents; or

               (ii)   change its Fiscal Year.

5.3     FINANCIAL CONDITION OF THE SPONSOR

        The Sponsor will not, on any date, between the period commencing on the New Ownership Date and ending on the Release Date, permit:

        (a)    its Net Worth to be less than U.S.$18,000,000; or

        (b) its ratio of Current Assets to Current Liabilities to be less than 1:1; or

        (c)    the ratio of:

               (i)    Operating Cash Flow for any 6 month period; to

               (ii)   Interest expense of the Group for such period,

               to be less than 4:1; or

        (d)    the ratio of

               (i)    Financial Indebtedness, of the Group; to

               (ii)   Net Worth,

               to be, at any time, more than 1.5:1; or

        (e)    the ratio of:

               (i) indebtedness (but not including any royalty payment obligation pursuant to a Royalty Agreement or the Barnex Agreement) of the Group; to

               (ii)   Net Worth,

               to be, at any time, more than 1.5:1.

5.4     RESTRICTIVE AGREEMENTS, ETC.

        The Sponsor will not enter into any agreement (excluding this Agreement and the other Finance Documents to which it is a party):

        (a) prohibiting the creation or assumption of any lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or

        (b) restricting the ability of the Sponsor to amend or otherwise modify this Agreement or any other Operative Document.

5.5     INCONSISTENT AGREEMENTS

        The Sponsor will not enter into any agreement containing any provision which would be violated or breached by the making of the Loans or by the performance by the Sponsor of its obligations hereunder or under any other Operative Document.

5.6     PROJECT DOCUMENTS

        The Sponsor shall not, without the prior written consent of the Security
        Trustee:

        (a) amend, modify or waive any provision of any Project Document to which it is a party; or

        (b) terminate (other than in accordance with its terms (excluding, however, as a result of the breach of any obligation by any party thereto)) or replace, any Project Document to which it is a party, provided that if a Contractor has defaulted under any Project Document or such Project Document has expired, the Borrower may within 45 days of such default or expiry replace such

               Contractor with another Contractor acceptable to the Security Trustee on substantially similar terms to such Project Document.

5.7     ACTIONS UNDER PROJECT DOCUMENTS

        The Sponsor will not take or refrain from taking any action under any of the Project Documents which would have a material adverse effect on:

        (a) the ability of the Borrower to consummate the Project and operate the Mine in accordance with the Development Plan;

        (b) any collateral subject to any Security Agreement and the perfection and priority of the liens granted or purported to be granted therein; or

        (c)    the ability of the Sponsor to pay and perform its Obligations.

5.8     ROYALTY AGREEMENTS

        The Sponsor will not enter into any agreement relating to the granting of royalties or net profits interests in connection with the Project other than as set forth in the royalty agreements listed in Item 2 ("ROYALTY AGREEMENTS") of the Disclosure Schedule.

5.9     NOTICE OF TERMINATION

        The Sponsor undertakes to the Security Trustee that:

        (a) it will not exercise or seek any right of termination of, or discontinue the performance of any of its obligations under, the Management Agreement (any such action being referred to as "TERMINATION ACTION"), without first giving to the Security Trustee a Termination Notice specifying the event giving rise to such right of termination;

        (b) for a period of thirty days following receipt by the Security Trustee of a Termination Notice (the "SUSPENSION PERIOD"), it will not take any Termination Action. The Suspension Period may run concurrently with the period of, and the Termination Notice may be served at the same time as, any notice of default (or similar notice) served by the Sponsor under the Management Agreement, provided that the Sponsor shall not take any Termination Action until the end of the Suspension Period; and

        (c) if the Security Trustee has served a Step-in Notice pursuant to Clause 7.1, it will not terminate the Management Agreement until the expiration of the Step-in Period.

5.10    AMENDMENTS TO THE MANAGEMENT AGREEMENT

        The Sponsor will not amend or agree with the Borrower any amendments to any of the terms of the Management Agreement without the prior written consent of the Security Trustee.

5.11    ASSIGNMENT OF MANAGEMENT AGREEMENT

        The Sponsor will not assign, transfer or otherwise dispose of any of its rights or obligations under the Management Agreement without obtaining the prior written consent of the Security Trustee.

5.12    PAYMENTS TO THE BORROWER

        The Sponsor undertakes to pay to such account at such bank as the Security Trustee may from time to time notify by way of a Payment Notice to the Sponsor all moneys payable by the Sponsor to the Borrower under or in connection with the Management Agreement.

5.13    INFORMATION

        The Sponsor shall provide the Security Trustee with the following information both promptly upon the occurrence of the event in question and promptly following a request therefor from the Security Trustee:

        (a) any breach by the Borrower of any terms of the Management Agreement; or

        (b) the occurrence of any event or circumstance that makes or is likely to make it impossible for the Sponsor to perform any of its obligations under the Management Agreement in accordance with its terms; or

        (c)    any Termination Action by the Sponsor.

6.  ACKNOWLEDGMENTS AND CONSENTS OF THE SPONSOR

6.1     CONSENT TO SECURITY

        The Sponsor hereby:

        (a) acknowledges that this Agreement shall constitute notice in writing to it of the security created or to be created by the Security Agreement over the right, title, benefit and interest of the Borrower under the Management Agreement;

        (b) consents for purposes of the Management Agreement to the creation and subsistence of such security and the exercise by the Security Trustee of all its rights and remedies with respect to such security; and

        (c) without in any way limiting the consent in clause (b) and to the extent that it is required by any relevant provision of the Management Agreement, consents to any assignment by the Borrower to the Security Trustee of its rights and interest in the Management Agreement.

6.2     NO LIABILITY

        The Sponsor agrees and acknowledges that, notwithstanding anything to the contrary contained in this Deed, the Borrower will remain liable to observe and perform all of the Borrower's obligations under the Management Agreement and neither the Security Trustee nor any of the other Finance Parties will be under any obligation or liability with respect to those obligations by reason of or arising out of this Deed. Neither the Security Trustee nor any of the other Finance Parties will be required in any manner to perform or fulfill any obligations of the Borrower under the Management Agreement, or to make any payment, or make any enquiry as to the nature or sufficiently of any payment received by it, or to present file any claim or take any other action to collect or enforce any of the Borrower's rights under the Management Agreement.

6.3     TERMINATION OF MANAGEMENT AGREEMENT

        The Borrower may not terminate the Management Agreement without the prior written consent of the Security Trustee, and the Sponsor acknowledges and agrees that no such termination shall be valid or effective without the prior written consent of the Security Trustee.

7.  STEP-IN AND STEP-OUT RIGHTS

7.1     EXERCISE OF STEP-IN RIGHTS

        At any time during the Suspension Period the Security Trustee may give a notice (a "STEP-IN NOTICE") to the Sponsor:

        (a) requiring the Sponsor to continue to perform its obligations under the Management Agreement for the duration of the Step-in Period; and

        (b) acknowledging that the Substitute Entity notified to the Sponsor is to become a joint and several obligor with the Borrower in respect of the obligations of the Borrower under the Management Agreement arising during the Step-in Period and will undertake to the Sponsor to discharge all payments then due to the Sponsor under the terms of the Management Agreement within thirty days.

7.2     OPERATION OF STEP-IN RIGHTS

        During the Step-in Period the Substitute Entity shall enjoy all rights of the Borrower under the Management Agreement and shall be jointly and severally liable with the Borrower for the performance of all the obligations of the Borrower under the Management Agreement which arise during the Step-in Period and for payment of any sums which arise before the Step-in Period but, as between the Borrower and the Substitute Entity, the latter alone (to the exclusion of the Borrower) shall have the authority to deal with the Sponsor and exercise the powers and discretions available to the Borrower under the Management Agreement and the Borrower shall not be released, nor shall its liability be affected or impaired, as a result of the exercise by the Substitute Entity alone of any such authority, powers or discretions or by any other act or omission on the part of, or indulgence or release granted to, the Substitute Entity, whether or not with the knowledge or consent of the Borrower.

7.3     TERMINATION ACTION DURING STEP-IN PERIOD

        During the Step-in Period:

        (a) any grounds for the Sponsor to take Termination Action, whether outstanding or continuing on or arising before or after the Step-in Date, shall, to the extent such grounds are caused by any act or default of the Borrower, be deemed not to have effect; but

        (b) any grounds for the Sponsor to take Termination Action caused by an act or default of the Substitute Entity shall give rise to the Sponsor's right to take Termination Action.

7.4     SPONSOR'S OBLIGATIONS DURING STEP-IN PERIOD

        During the Step-in Period, the Sponsor shall owe its obligations, liabilities and duties with respect to the performance of the Management Agreement to the Borrower and the Substitute Entity jointly but receipt of, or performance by the Sponsor in favour of, either of them shall be a good discharge.

7.5     STEP-OUT RIGHTS

        The Substitute Entity, on giving the Sponsor not less than thirty days' prior written notice (a "STEP-OUT NOTICE"), may terminate its obligations, liabilities and duties to the Sponsor under this Agreement and the Management Agreement (but without affecting the continuation of the Borrower's obligations towards the Sponsor under the Management Agreement).

7.6     TERMINATION OF STEP-IN PERIOD

        From the last day of the Step-in Period, the Substitute Entity shall be released from all obligations, liabilities and duties under this Agreement and the Management Agreement towards the Sponsor other than those that arose during the Step-in Period but have not been fully performed.

7.7     ADDITIONAL STEP-IN RIGHTS

        Notwithstanding that, as between the Borrower and the Sponsor, the Sponsor's right of termination of the Management Agreement may not have arisen, the provisions of Clause 7.1 shall nevertheless apply if the Security Trustee gives notice to the Sponsor and the Borrower and the Substitute Entity complies with the requirements on its part under Clause 7.1.

8.  MISCELLANEOUS PROVISIONS

8.1     CERTIFICATE

        A certificate, determination, notification or opinion of the Security Trustee as to any amount payable under any Finance Document will be conclusive and binding on the Sponsor except in the case of manifest error.

8.2     LATE PAYMENTS

        (a) If the Sponsor fails to pay any amount payable by it to a Finance Party under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by (in the case of amounts due to the Security Trustee) the Security Trustee, (in the case of amounts due to a Lender or the Facility Agent) the Facility Agent or (in the case of amounts due to a Royalty Holder) each Royalty Holder (in each case, acting reasonably). Any interest accruing under this Clause 6.2 shall be immediately payable by the Sponsor on demand by the person to whom such amount is payable or (in the case of the Lenders) the Facility Agent.

        (b) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.3     APPLICATIONS FOR MONIES

        For the purpose of or pending the discharge of any of the Guaranteed Obligations, but subject to the provisions of the Common Terms Agreement, the Security Trustee may convert any monies received, recovered, or realised or subject to application by the Security Trustee under this Agreement (including the proceeds of any previous conversion under this Agreement) from their existing currency or denomination into such other currency of denomination in the manner contemplated by the Common Terms Agreement, mutatis mutandis. Each previous reference in this Clause to a currency extends to any funds of that currency and, for the avoidance of doubt, funds of one currency may be converted into different funds of the same currency.

8.4     ASSIGNMENT

        All of the rights, privileges, remedies and options provided to the Security Trustee hereunder shall enure to the benefit of its successors and permitted assigns as set forth in the Common Terms Agreement. The Sponsor may not assign its rights nor delegate its obligations hereunder.

8.5     SEVERABILITY

        If at any time any provision hereof or of any other Finance Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.6     WAIVERS, AMENDMENTS, ETC.

        The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Security Trustee, the Sponsor and the Required Secured Parties; provided, however, that no such amendment, modification or waiver which would materially reduce the obligations of the Sponsor under this Agreement shall be made without the consent of each Secured Party; and provided that nothing in this Clause 8.6 shall prevent the Security Trustee exercising its rights against the Sponsor pursuant to any Finance Document unless it is directed otherwise by the Required Secured Parties and notwithstanding the Contracts (Third Party Rights) Act 1999, except as stated in this

        Clause, no consent is required from any other person to amend the provisions of this Agreement.

8.7     COUNTERPARTS, EFFECTIVENESS, ETC.

        This Agreement may be executed by the parties hereto in several counterparts, each of which shall, when executed, be deemed to be an original and all of which shall constitute together one and the same agreement. This Agreement shall become effective on the date (the "EFFECTIVE DATE") when counterparts hereof executed on behalf of the Sponsor shall have been received by the Security Trustee.

8.8     NOTICES

        All notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be sent by hand delivery, courier delivery, email (if the receiving party shall have email facilities (and copied by facsimile)) or facsimile and addressed or delivered to it at its address set forth below its signature hereto and designated as its "ADDRESS FOR NOTICES" or at such other address as may be designated by such party. Any notice:

        (a) if sent by hand delivery or courier delivery, shall be deemed received when delivered; and

        (b) if transmitted by email (and copied by facsimile) or facsimile, shall be deemed given when transmitted by facsimile (answerback received at both the beginning and end of the relevant transmission and transmission confirmed by the sending facsimile machine in the case of facsimiles).

8.9     COSTS AND EXPENSES

        The Sponsor agrees to:

        (a) pay or (by way of loan) cause the Borrower to pay on demand all reasonable out-of-pocket expenses of each Finance Party for:

               (i) the negotiation, preparation, execution and delivery of this Agreement and each other Finance Document, including Schedules;

               (ii)   for the cost of preparing the Development Plan;

               (iii) any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Finance Document or the Development Plan as may from time to time hereafter be required whether or not the transactions contemplated hereby are consummated,

        (b) pay or (by way of a loan) cause the Borrower to pay all reasonable out-of-pocket expenses (inclusive as aforesaid) of the Representatives (including reasonable fees and expenses of legal advisers to each Representative) on a full indemnity basis and any stamp or other taxes incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement or any other Finance Document, the consideration of legal questions relevant hereto and thereto and the filing, recording, refiling or re-recording of any Finance Document and all amendments or supplements to any thereof and any and all other documents or Instruments of further assurance required to be filed or recorded or refiled or re-recorded by the terms hereof or of any other Finance Document.

        (c) pay or (through a loan) cause the Borrower to pay on demand all reasonable out-of-pocket expenses of each Finance Party's officers or agents incurred during the period from the New Ownership Date to the Release Date, in connection with its annual on-site inspections of the Mine and all fees and expenses of the Independent Engineer for the preparation of the Technical Review, each Annual Independent Engineer's Report and other reports required of it (whether or not such documents are actually completed), the fees and expenses of any Expert, the fees and expenses of the independent chartered accountants and certified public accountants in connection with the performance of their duties described in Clause 15.3 of the Common Terms Agreement, the certification of each Compliance Certificate and any compliance certificate provided under this Agreement, the Economic Completion Certificate or any other matter relating to the Project and the Mine, and all reasonable fees and expenses of the Insurance Consultant and the Project Account Banks in connection with the performance of their respective duties referred to herein; and

        (d) reimburse each Finance Party upon demand for all out-of-pocket expenses (including fees and expenses of legal advisers to such Finance Party on a full indemnity basis) incurred by such Finance Party in connection with:

               (i) the negotiation and completion of any restructuring or work-out, whether or not consummated whatever the nature of such expenses are, of any Obligations of the Sponsor; and

               (ii)   the enforcement of any Obligations of the Sponsor.

        The liability of the Sponsor to pay expenses pursuant to Clause (a)(i) and (b) in respect of expenses incurred prior to the New Ownership Date shall not exceed an aggregate amount of Pound Sterling50,000.

8.10    INDEMNIFICATION

        The Sponsor hereby indemnifies, exonerates and holds each Finance Party and each of its officers, directors, shareholders, employees, advisers and agents (the "INDEMNIFIED PARTIES") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages and expenses in connection therewith (including reasonable fees and expenses of legal advisers on a full indemnity basis and inclusive of United Kingdom or Ghanaian value added tax or other similar tax payable in connection therewith and including any amount paid by any Lender to either Representative (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnified Parties (in the case of (b) and (c) up to the date which is 6 months following the Termination Date) or any of them as a result of, or arising out of, or relating to:

        (a) the entering into and performance of this Agreement and any other Finance Document to which the Sponsor is a party by any of the Indemnified Parties;

        (b) any investigation, litigation or proceeding related to any environmental clean-up, audit, compliance or other matter relating to the protection of the environment or the release by any Obligor of any Hazardous Material; or

        (c) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release or threatened release from, any real property owned or operated by any Obligor of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor hereby jointly and severally agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law; provided, however, that the Sponsor's liability pursuant to sub-clauses (b) and
        (c) shall exclude any liability incurred by any Lender or Representative solely in its capacity as a lender (or agent or representative of a lender) to Satellite Goldfields Limited.

8.11    TAXES

        (a) All payments by the Sponsor of principal of, and interest on, the Guaranteed Obligations and all other amounts payable pursuant to this Agreement or any other Finance Document to which the Sponsor is a party to any Finance Party shall be made free and clear of, and without deduction for any, present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority of any jurisdiction, in each case other than franchise taxes and taxes imposed on or measured by the recipient's net income or receipts (such non-excluded items referred to as "TAXES") other than as required by Applicable Law. In the event that any withholding or deduction from any payment to be made by the Sponsor hereunder or under any other Finance Document is required in respect of any Taxes pursuant to any Applicable Law, the Sponsor will:

               (i) to the extent that any such Taxes are payable by the Sponsor, pay directly to the relevant authority the full amount to be so withheld or deducted;

               (ii) promptly forward to the recipient of such payment an official receipt or other documentation satisfactory to the recipient of such payment (to the extent the same is available to the Sponsor) evidencing such payment to such authority; and

               (iii) pay to the recipient of such payment for the account of the person or persons entitled thereto such additional amount or amounts as is necessary to ensure that the net amount actually received by such person will be equal to the full amount such person would have received had no such withholding or deduction been required;

        (b) If any Taxes are directly asserted against any Finance Party with respect to any payment received by such Finance Party hereunder or under any other Finance Document to which the Sponsor is a party, such Finance Party may pay such Taxes and the Sponsor will promptly pay such additional amounts (including any penalties, interest or expenses except to the extent that the same are incurred as a result of the negligence or wilful misconduct of such Finance Party) as is or are necessary in order that the net amount received by such Finance Party after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Finance Party would have received had such Taxes not been asserted;

        (c) If the Sponsor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient of such payment, for its own account and/or, as the case may be, the account of the relevant Finance Parties, the required receipts or other required documentary evidence, the Sponsor shall indemnify the recipient of such payment or such Finance Parties, as the case may be, for any incremental Taxes, interest or penalties that may become payable by any such Finance Party as a result of any such failure (excluding, however, any such incremental Taxes, interest or penalties incurred as a result of the negligence or wilful misconduct of such Finance Party). For the purposes of this Clause, a distribution hereunder or under any other Finance Document by a Representative, the Facility Agent or any Lender to or for the account of any Lender or other Finance Party shall be deemed a payment by the Sponsor;

        (d) The Finance Parties agree to cooperate with the Sponsor in completing and delivering or filing tax-related forms which would reduce or eliminate any amount of Taxes required to be deducted or withheld on account of any payment made by the Obligor under this Agreement or any other Finance Document; provided, however, that no Finance Party shall be under any obligation to execute and deliver any such form if, in the opinion of such Finance Party, completion of any such form might reasonably be expected to result in an adverse consequence with respect to the business or tax position of such Finance Party.

        (e) The Sponsor hereby further indemnifies, exonerates and holds each Indemnified Party free and harmless from and against any and all Indemnified Liabilities incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any Taxes payable in connection with any payment made:

               (i)    to the Sponsor by the Borrower, or

               (ii) to any Finance Party in respect of any Royalty Agreement, including without limitation, any loss suffered by any Finance Party (including as a result of the decrease in value of any lien) as a result of any Governmental Agency assessing any Taxes (either on the Borrower or such Finance Party) on any payment made pursuant to any Royalty Agreement,

        and to the extent any Taxes are payable on any such payment, the Sponsor shall make a cash loan to or equity investment in the Borrower in an amount equal to such Taxes and shall pay such loan or equity investment into a Project Account not held with a bank in Ghana.

8.12    TAX CREDITS

        If the Sponsor pays any additional amount under Clause 8.11(a) (a "TAX PAYMENT") and any Finance Party effectively obtains a refund of tax or credit against tax on its overall net income, by reason of that Tax Payment (a "TAX CREDIT"), and the Finance Party is able to identify the Tax Credit as being attributable to the Tax Payment, then the Finance Party shall reimburse to the Sponsor such amount as it shall determine to be the proportion of the Tax Credit as will leave the Finance Party after that reimbursement, in no better or worse position than it would have been in if the Tax Payment had not been required. Each Finance Party shall have an absolute discretion as to whether to claim any Tax Credit and, if it does claim, the extent, order and manner in which it does so. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Sponsor. Nothing shall interfere with the right of each Finance Party to arrange its tax affairs in whatever manner it thinks fit.

8.13    SET OFF

        The Sponsor authorises each Finance Party after the occurrence of an Event of Default to apply any credit balance to which the Sponsor is entitled on any account of the Sponsor with that Finance Party (at any office and in any currency or commodity (including Gold)) in or towards satisfaction of any sum due and payable from the Sponsor to any Finance Party hereunder and for this purpose, each Finance Party is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Finance Party shall be obliged to exercise any right granted to it pursuant to this Clause.

8.14    CURRENCY OF PAYMENT

        (a)    If:

               (i) any amount payable by the Sponsor under this Agreement or any Finance Document is received by a Finance Party entitled thereto in a currency (the "PAYMENT CURRENCY") other than the amount agreed to be payable in the currency in which the relevant Obligation is denominated (the "RELEVANT CURRENCY"), whether as a result of any judgement or order or the enforcement thereof, the liquidation of the Sponsor or otherwise; and

                      (ii) the amount produced by converting the Payment Currency so received into the Relevant Currency is less than the required amount of the Relevant Currency, then the Sponsor shall, as an independent obligation separate and independent from its other obligations contained hereunder and in any other Finance Document, indemnify such Finance Party for the deficiency and any loss sustained as a result.

        (b) Such conversion shall be made promptly following receipt at such prevailing rate of exchange in such market as is reasonably determined by such Finance Party as being most appropriate for the conversion. The Sponsor shall in addition pay the reasonable costs of the conversion. The Sponsor waives any right it may have in any jurisdiction to pay any amount under this Agreement or any other Finance Document in a currency other than the Relevant Currency.

        (c) For the purposes of this Clause, a distribution hereunder or under any other Finance Document by a Finance Party to or for the account of another Finance Party shall be deemed to be a payment by the Sponsor.

8.15    ROLE OF THE LAW DEBENTURE TRUST CORPORATION P.L.C.

        The Sponsor acknowledges that The Law Debenture Trust Corporation p.l.c. is a party to the Asset Sale Agreements, the First Royalty Agreement and the Common Terms Agreement in its capacity as security trustee pursuant to the Definition & Common Terms Agreement dated May 9, 1998 (as amended) between, inter alia, Satellite Goldfields Limited and certain other parties.

8.16    NO OBLIGATIONS FOR MINE

        It is expressly understood that none of the Independent Engineer, the Insurance Consultant or any Finance Party assumes any obligation to the Sponsor or any other party in respect of the operation, development, exploration and production of the Mine in accordance with the Development Plan or otherwise.

8.17    SURVIVAL

        The obligations of the Sponsor under Clauses 8.9, 8.10, 8.11 and 8.14 and all obligations of the Finance Parties pursuant to Clause 8.12, shall, in each case, survive any termination of this Agreement. The representations and warranties made and indemnity and reimbursement obligations of the Sponsor in this Agreement and in each other Finance Document to which it is a party shall survive the execution and delivery of this Agreement and each such other Finance Document.

8.18    HEADINGS

        The various headings of this Agreement and of each other Finance Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Finance Document or any provisions hereof or thereof.

8.19    ENGLISH LANGUAGE

        This Agreement and the other Finance Documents have been negotiated in English and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Finance Documents shall be in the English language or, if not in the English language, shall be accompanied by a certified English translation thereof. In the case of any document originally issued in a language other than English, the English language version of any such document shall, absent manifest error, control the meaning and interpretation of the matters set forth therein.

8.20    DELAY

        No failure or delay on the part of any Finance Party in exercising any power or right under this Agreement or any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Sponsor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Finance Party under this Agreement or any other Finance Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

9.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

9.1     LAW.

        This Agreement and all matters and disputes relating hereto shall be governed and construed in accordance with English law.

9.2     JURISDICTION OF ENGLISH COURTS

        (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

        (b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

        (c) This Clause 7.2 is, as against the Sponsor, for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings against the Sponsor relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings against the Sponsor in any number of jurisdictions.

9.3     FORUM.

        The Sponsor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 7.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

9.4     NON-EXCLUSIVE.

        The submission to the jurisdiction of the courts referred to in Clause
        7.2 shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against the Sponsor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

9.5     WAIVER OF IMMUNITY.

        To the extent that the Sponsor may be entitled in any jurisdiction to claim for itself or its assets, immunity from suit, execution, attachment or other legal process whatsoever, it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

9.6     SERVICE OF PROCESS

        Without prejudice to any other mode of service allowed under any relevant law, the Sponsor

        (a)    hereby irrevocably appoints:

        Moriah Limited (No. 03991620) a company incorporated in England and Wales and having its registered office at 60A Manchuria Road, London SW11 6AE as its agent for service of process (the "PROCESS AGENT") in relation to any proceedings before the English courts in connection with any Finance Document; and

        (b) agrees that failure by the Process Agent to notify the Borrower of the process will not invalidate the proceedings concerned.

The parties hereto have caused this Agreement to be duly executed and delivered as a deed on the day and year first above written.

EXECUTED as a Deed on behalf of
GOLDEN STAR RESOURCES LTD.



Signature:
               ------------------------------------
Name:
               ------------------------------------
Title:
               ------------------------------------



Witness:
               ------------------------------------
Name:
               ------------------------------------
Address:
               ------------------------------------

               ------------------------------------

               ------------------------------------
Occupation:
               ------------------------------------



                                      -S1-

EXECUTED as a Deed on behalf of
STANDARD BANK LONDON
LIMITED, as Security Trustee



Signature:
               ------------------------------------
Name:
               ------------------------------------
Title:
               ------------------------------------


and


Signature:
               ------------------------------------
Name:
               ------------------------------------
Title:
               ------------------------------------



                                      -S2-

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE


Item 1         Subsidiaries

 No                       Name                     Jurisdiction of Incorporation
----      -------------------------------------    -----------------------------

1.        Golden Star Resources Ltd                 Canada(1)

2.        Golden Star Holdings Ltd*                 Barbados

3.        Golden Star Management Ltd*               Bahamas

4.        Venezuela Investments Ltd*                Barbados

5.        Venhold Investments (1994) Ltd            Barbados

6.        Pan African Resources Corporation         Yukon

7.        Pan African Resources Corporation         Barbados(2)

8.        PARC Dioulafoundou Ltd*                   Barbados

9.        PARC Gabon SA* (99.9%)                    Gabon

10.       PARC Cote d'Ivoire SA (99.9%)             Ivory Coast

11.       PARC Fougala* (99.3%)                     Mali

12.       Southern Star Resources Ltd*              Barbados

13.       Southern Star Bolivia SRL*                Bolivia

14.       Estrela Sul do Brasil Empreendimentos     Brazil
          LTDA*

15.       Estrela de Ouro Empreendimentos LTDA*     Brazil
          (49%)

16.       Southern Star Equador SA*                 Ecuador

17.       Southern Star Argentina*                  Barbados

18.       Guyanor Ressources S.A. (72.6%)           France(3)

19.       Societe de Travaux Publics et de Mines    France
          Auriferes en Guyane

20.       Societe des Mines de St-Elie              France(4)

21.       Societe des Mines de Yaou & Dorlin (50%)  France


----------
(1) Registered in Colorado, Florida, New York, Suriname, Guyana, Eritrea, Ethiopia, Ivory Coast.
(2) Registered in Kenya, Eritrea, Sierra Leone, Mali, Burkina Faso.
(3) Rights issue, approved by shareholders, scheduled for Q4, 2002 could increase ownership to greater than 90%.
(4) Subject to sale pending French regulatory approval.
*   Denotes inactive, with no material assets or liabilities.

22.       Societe des Mines de Yaou & Dorlin (50%)  France(5)

23.       Caystar Holdings                          Cayman Islands

24.       Bogoso Holdings                           Cayman Islands

25.       Bogoso Gold Limited (90%)                 Ghana

26.       Barnex (Ghana) Limited                    Ghana

27.       New Century Mines                         Ghana(6)

28.       GSR (IOM) Limited                         Isle of Man(7)

29.       Barnex (Prestea) Limited                  Ghana(8)

30.       Wasford Holdings                          Cayman Islands

31.       Wexford Goldfields Limited (90%)          Ghana(9)

32.       JCI (Ghana) Limited                       Ghana(10)


-  Means inactive with no material assets or liabilities.



Item 2         Royalty Agreements

By virtue of the Minerals Royalties Regulations 1987 (L.I. 1349), mining companies are subject to the payment of royalties to Ghana based on profitability in terms of operating ratios which is the ratio expressed in terms of the percentage which the operating margin bears to turnover during each royalty period. The rate of royalty payable according to the law as:

        (c) Where the operating ratio is thirty per cent (30%) or less, the rate of royalty payment is three per cent (3%) of turnover or gross value of minerals won.

        (d) where the operating ratio is more than thirty per cent (30%) but less than seventy per cent (70%) the rate of royalty payment is three per cent (3%) plus 0.225 of every one per cent (1%) by which the operating ratio exceeds thirty per cent (30%).

        (e) where the operating ratio is seventy per cent (70%) or more the rate of royalty payment is twelve per cent (12%).

        (f)    See also the Deed of Warranty.

The Borrower has or will enter into the First Royalty Agreement and has or will enter into a royalty agreement with the Lenders and Standard Bank London Limited.


----------
(5)  Subject to purchase pending French regulatory approvals.
(6) Unincorporated JV with Prestea Gold Resources Limited (45%) and the Government of Ghana (10%) on the Prestea Underground.
(7)  Merged with Bogoso Holdings as at January 1, 2002.
(8)  Merged with Bogoso Gold Limited on January 1, 2002.
(9) Subject to purchase pending final documentation and Ghanaian regulatory approvals.
(10) Subject to purchase pending confirmation of renewal of the primary asset by the Government of Ghana. BoG approval for the transfer of shares already obtained.

Item 3         Material Agreements

1. All Operative Documents and all documents provided to the Facility Agent prior to the New Ownership Date and identified by an attached certificate signed by an Authorised Officer of the Borrower as a "MATERIAL AGREEMENT".

                                   SCHEDULE 2

                         FORM OF COMPLIANCE CERTIFICATE

To:     [Standard Bank London Limited] as Security Trustee

From:   Golden Star Resources Ltd.

Dated:


Dear Sirs

SUPPORT AGREEMENT, DATED [-], 2002, BETWEEN (1) GOLDEN STAR RESOURCES LTD., AS THE SPONSOR, AND (2) STANDARD BANK LONDON LIMITED, AS THE SECURITY TRUSTEE (THE "AGREEMENT")

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.      We confirm that as at (11)[       ] (the "COMPLIANCE DATE") and as at
        the date hereof:

        (a)    our Net Worth is (12)[         ]; or

        (b)    our ratio of Current Assets to Current Liabilities is (13)
               [       ]; or

        (c)    the ratio of:

               (i) Operating Cash flow for the 6 month period prior to the Compliance Date; to

               (ii)   Interest expense of the Group for such period is

                      (14)[        ]

        (d)    the ratio of

               (i)    Financial Indebtedness of the Group; to

               (ii)   Net Worth,

               As at the Compliance Date is (15)[          ]

----------
(11)  Compliance Date: date of most recent accounts/Release Date
(12)  not to be less than U.S.$18,000,000
(13)  not to be less than 1:1
(14)  not to be less than 4:1

        (e)    The ratio of:

               (i)    indebtedness of the Group; to

               (ii)   Net Worth

               Is not more than (16)[          ]

3.      [We confirm that no Default is continuing.](17)



Signed:
        -----------------------------------
        Director
        of
        Golden Star Resources Ltd.





----------
(15) not to be more than 1.5:1
(16) not to be more than 1.5:1
(17) If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

                                   SCHEDULE 3

                                 PAYMENT NOTICE

TO:     Golden Star Resources Ltd.

We refer to the Support Agreement dated [_], 2002 (the "Agreement") between Golden Star Resources Ltd. and Standard Bank London Limited, as security trustee.

Pursuant to Clause 5.2 of the Agreement we set forth below the account into which you shall pay all monies payable by yourselves to the Borrower under or in connection with the Management Agreement.

Account to which moneys
are to be forwarded

                        -----------------------------

                        -----------------------------

                        -----------------------------


Capitalised terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

Dated this _______ day of ___________, 2002.

STANDARD BANK LONDON LIMITED
as the Security Trustee

By:
            -----------------------------
Name:
            -----------------------------
Title:
            -----------------------------